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                                                                   Exhibit 99.1


                                  PRESS RELEASE

                   KOHLBERG & COMPANY COMPLETES ACQUISITION OF
                              STANADYNE CORPORATION


Windsor, CT. August 6, 2004: Stanadyne Corporation announced today that the stockholders of the company's parent, led by American Industrial Partners, completed the sale of their stock to an affiliate of Kohlberg & Company, L.L.C. The proposed transaction was previously announced on June 23, 2004. The transaction totaled approximately $330 million, which was financed by $105 million of equity, $160 million of new senior subordinated notes and $65 million of borrowings under a new term loan credit facility.

Stanadyne is a leader in technology and services for engine components and fuel systems including diesel fuel injection and filtration systems, valve train components, and fuel supply pumps used in agricultural, construction, industrial and automotive vehicle and equipment applications. Stanadyne is headquartered in Windsor, Connecticut and has facilities in the United States, Brazil, France, Italy, and India.

Goldman, Sachs & Co. acted as M&A advisor to American Industrial Partners on the transaction.

Founded in 1987, Kohlberg & Company, L.L.C. is a private merchant banking firm with offices in Mt. Kisco, New York and Palo Alto, California. Through its affiliates, Kohlberg & Company, L.L.C. has completed more than 75 acquisitions and recapitalization transactions in a variety of industries.